QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 17, 2004

Registration No. 333-112780

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Price Legacy Corporation
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6512 (Primary Standard Industrial Classification Code Number)	33-0628740 (I.R.S. Employer Identification Number)
17140 Bernardo Center Drive, Suite 300 San Diego, California 92128 (858) 675-9400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Agent for Service: Jack McGrory Chief Executive Officer Price Legacy Corporation 17140 Bernardo Center Drive, Suite 300 San Diego, California 92128 (858) 675-9400	Copies to: Scott N. Wolfe, Esq. Craig M. Garner, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        Price Legacy hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Price Legacy shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion, dated March 17, 2004)

160,000 Shares of Common Stock

        This prospectus relates to the offer and sale of up to 160,000 shares of our common stock by the selling stockholders identified in this prospectus. The shares of common stock being offered by the selling stockholders in this prospectus were originally issued by us to one of the selling stockholders pursuant to a settlement agreement. The selling stockholders may offer and sell from time to time all or any part of such shares in amounts and on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

        Our common stock is listed on the Nasdaq National Market under the symbol "PLRE." On March 16, 2004, the last sale price of our common stock as reported on the Nasdaq National Market was $16.12 per share.

        Before investing in shares of our common stock, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

        Whenever we refer to "Price Legacy," "we," "our" or "us" in this prospectus, we mean Price Legacy Corporation, formerly known as Price Enterprises, Inc., and its consolidated subsidiaries, unless the context suggests otherwise. When we refer to "you" or "yours," we mean the persons to whom offers are made hereunder. All share numbers presented in this prospectus reflect a 1-for-4 reverse stock split of our common stock that occurred on March 12, 2004.

PRICE LEGACY

        Price Legacy has existed in its current form since September 2001, following the merger of Price Enterprises, Inc. and Excel Legacy Corporation. Price Legacy operates as a real estate investment trust, or REIT, focused on open-air retail properties throughout the United States. Its current property portfolio primarily consists of open-air shopping centers leased to major retail tenants, including Costco, The Home Depot, The Sports Authority, Marshall's, Lowe's, AMC Theaters and Wal-Mart.

        At December 31, 2003, Price Legacy owned 40 commercial real estate properties, two of which were held through majority-owned joint ventures, and two properties subject to ground leases. Price Legacy also owned six properties with parcels of land held for development or sale. In addition to the above property portfolio, Price Legacy held 50-55% ownership interests in two joint ventures. In total, Price Legacy held an interest in 48 properties. Price Legacy receives approximately 31% of its annual minimum rents from tenants with investment grade credit ratings. National tenants, which we define as tenants located in at least three states, contribute approximately 79% of annual minimum rents.

        Our business strategy is to enhance the value and operating income of our portfolio by, among other things, leasing vacancies in our existing properties, acquiring new investment properties and completing the development of existing properties. In making new real estate investments, we emphasize acquiring well-located income-producing open-air shopping centers, principally occupied by national and credit rated tenants with attractive yields and potential for increases in income and capital appreciation. We will also, from time to time, consider disposing or exchanging existing investments in order to improve our investment portfolio or increase our funds from operations, or FFO. We continuously evaluate our properties and review potential strategies of repositioning or redeveloping our properties in order to maximize FFO and enhance property values. Our investment and portfolio management goal is maximizing long-term FFO.

        Our principal executive offices are located at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, and our telephone number is (858) 675-9400.

RISK FACTORS

        An investment in the common stock offered in connection with this prospectus involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision.

Real property investments are subject to varying degrees of risk that may affect the performance and value of our properties.

        Our revenue and the performance and value of our properties may be adversely affected by a number of factors, including:

  •
  changes in the national, regional and local economic climates,

  •
  local conditions such as an oversupply of space or a reduction in demand for similar or competing properties in the area,

  •
  changes in interest rates which may render the sale and/or refinancing of a property difficult or unattractive,

  •
  changes in consumer spending patterns,

  •
  the attractiveness of our properties to tenants,

  •
  competition from other available space,

  •
  our ability to provide adequate maintenance and insurance,

  •
  increased operating costs, and

  •
  increases in interest rates on our variable rate debt.

        In addition, some significant operating expenses associated with our properties, such as debt payments, maintenance, tenant improvement costs and taxes, generally are not reduced when gross income from properties is reduced. If our properties do not generate revenue sufficient to meet operating expenses, we may have to borrow additional amounts to cover costs, which could harm our ability to make distributions to our stockholders.

Significant competition from developers, owners and operators of real estate properties may adversely affect the success of our business.

        We compete in the acquisition of real estate properties with over 200 publicly-traded REITs as well as other public and private real estate investment entities, including mortgage banks and pension funds, and other institutional investors, as well as individuals. Competition from these entities may impair our financial condition and materially harm our business by reducing the number of suitable investment opportunities offered to us and increasing the bargaining power of prospective sellers of property, which often increases the price necessary to purchase a property. Many of our competitors in the real estate sector are significantly larger than us and may have greater financial resources and more experienced managers. In addition, a large portion of our developed properties will be located in areas where competitors maintain similar properties. We will need to compete for tenants based on rental rates, attractiveness and location of properties, as well as quality of maintenance and management services. Competition from these and other properties may impair our financial condition and materially harm our business by:

  •
  interfering with our ability to attract and retain tenants,

  •
  increasing vacancies, which lowers market rental rates and limits our ability to negotiate favorable rental rates, and

  •
  impairing our ability to minimize operating expenses.

Developments in the retail industry could adversely affect our ability to lease space in our shopping centers, which would harm our business.

        We derive a substantial portion of our income from tenants in the retail industry. The market for retail space and the general economic or local conditions of the retail industry can significantly affect our financial performance. A number of recent developments have heightened competitive pressures in the market for retail space, including:

  •
  consolidation among retailers,

  •
  the financial distress of large retailers in some markets, including the bankruptcy of some retailers,

  •
  a proliferation of new retailers,

  •
  a growing consumer preference for value-oriented shopping alternatives, such as internet commerce, and

  •
  an oversupply of retail space in some areas of the country.

        As a result of these developments, many companies in the retail industry have encountered significant financial difficulties. Because we have no control over the occurrence of these developments, we cannot make any assurance that our business or financial results will not be adversely affected by these developments and the competitive pressures they create.

We rely on Costco for 8.9% of our annual minimum rent revenue, and any financial difficulties faced by this or any other significant tenant may harm our business and impair our stock price.

        Our financial position, results of operations and ability to make distributions to our stockholders may be adversely affected by financial difficulties experienced by any of our major tenants, including Costco, Home Depot and The Sports Authority. Although failure on the part of a tenant to materially comply with the terms of a lease, including failure to pay rent, would give us the right to terminate the lease, repossess the property and enforce the payment obligations under the lease, we could experience substantial delays and costs in doing so. We may not be able to enforce the payment obligations against the defaulting tenant, find another tenant or, if another tenant were found, enter into a new lease on favorable terms. Our largest tenant is Costco, which accounted for approximately 8.9% of our total annual minimum rent revenue as of December 31, 2003. In addition to our four properties where Costco is the major tenant, Costco warehouses are adjacent to an additional nine of our properties. If Costco or any other major tenant chooses to terminate or not to renew its lease, our financial condition and business could be materially harmed.

We may not be able to collect balances due from a tenant in bankruptcy, which may harm our business.

        The bankruptcy or insolvency of a significant tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. A bankruptcy filing by or relating to one of our tenants would bar all efforts by us to collect pre-bankruptcy debts from that tenant or their property, unless we receive an order permitting us to do so from the bankruptcy court. The bankruptcy of a tenant could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. Under bankruptcy law, a tenant has the option of assuming (continuing) or rejecting (terminating) any unexpired lease. If a tenant in bankruptcy assumes its lease with us, the tenant must cure all defaults under the lease and provide us with adequate assurance of its future performance under the lease. If a lease is rejected by a tenant in bankruptcy, we would (absent collateral securing the claim) have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims.

It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if we recover any at all, which may adversely affect our operating results and financial condition.

        Kmart, previously our third largest tenant, filed for Chapter 11 bankruptcy protection in January 2002. We had four Kmart store leases that represented approximately 4.2% of our annualized base rental income at December 31, 2002. On April 23, 2003, Kmart's plan of reorganization was approved, and on May 6, 2003, Kmart emerged from bankruptcy, affirming three of these leases and rejecting the lease at our Westbury, New York property effective April 30, 2003. Minimum rents for 2002 related to our Westbury, New York property lease were $2.0 million. A new lease for this property has been signed with a major national tenant, with rent scheduled to commence in May 2004. If the new rental rates for this property are significantly lower than Kmart's previous rent, our financial condition and business could be materially harmed. In addition, there can be no assurance that Kmart will not experience further financial difficulties in the future. If Kmart or any other significant tenant of ours were to experience financial difficulties in the future, it could lead to additional bankruptcy filings and the rejection of one or more of our additional leases, which in turn could result in a significant decrease in our rental revenue, funds from operations and funds available for distribution to stockholders if we are unable to re-lease promptly or if any new rental rates are significantly lower than the current rent.

Termination of a lease by Costco or other significant tenants may allow some tenants to reduce or terminate their leases.

        If Costco or other significant tenants were to terminate a lease with us or a lease for space adjacent to one or more of our properties, some of our other tenants at these properties would have rights to reduce their rent or terminate their leases. In addition, tenants at these properties, including those with termination rights, could elect not to extend or renew their lease at the end of the lease term. If any of these events occur, our financial condition and business could be materially harmed.

Our financial performance depends on regional economic conditions since many of our properties and investments are located in California, Arizona and Florida.

        Our properties and real estate related investments include 32 properties located in three states: 14 in California, nine in Arizona and nine in Florida. With such a large number of properties and real estate related investments in these states, we may be exposed to greater economic risks than if they were located in several geographic regions. Our revenue from, and the value of, the properties and investments located in these states may be affected by a number of factors, including an oversupply of, or reduced demand for, real estate properties and downturns in the local economic climate caused by high unemployment, business downsizing, industry slowdowns, changing demographics and other factors. A general downturn in the economy or real estate conditions in California, Arizona or Florida could impair our financial condition and materially harm our business. Further, due to the relatively high cost of real estate in these states, the real estate market in these regions may be more sensitive to fluctuations in interest rates and general economic conditions than other regions of the United States. We do not have any limitations or targets for the concentration of the geographic location of our properties and, accordingly, the risks associated with this geographic concentration will increase if we acquire additional properties in these states.

Our income depends on rental income from real property.

        The majority of our income is derived from rental income from real property. Accordingly, our income and funds available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our properties on economically favorable lease terms. We cannot make any assurance that any tenant whose lease expires in the future will renew its lease or that we will be able to re-lease space on economically advantageous terms, if at all. In addition, our ability to lease or re-lease vacant space will be affected by many factors, including the existence of covenants typically found in shopping center tenant leases, such as those requiring the use of space at the shopping center not to be competitive with another tenant. Our ability to lease or re-lease our properties may cause fluctuations in our cash flow, potentially affecting the cash available for distributions to stockholders.

Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions.

        Equity real estate investments are relatively illiquid and therefore will tend to limit our ability to vary our portfolio promptly in response to changing economic or other conditions. To the extent the properties are not subject to triple net leases, some significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should these events occur, our income and funds available for distribution could be adversely affected. In addition, REIT requirements may subject us to confiscatory taxes on gain recognized from the sale of property if the property is considered to be held primarily for sale in the ordinary course of our trade or business. To prevent these taxes, we may comply with safe harbor rules relating to the number of properties sold in a year, how long we owned the properties, their tax bases and the cost of improvements made to those properties. However, we cannot make any assurance that we will be able to successfully comply with these safe harbors and, in the event that compliance is possible, the safe harbor rules may restrict our ability to sell assets in the future.

Our substantial leverage may be difficult to service and could adversely affect our business.

        As of December 31, 2003, we had outstanding borrowings of approximately $564.5 million, requiring an estimated annual debt service of approximately $39.0 million. In addition, we have guaranteed $51.7 million in debt not on our balance sheet. We are exposed to the risks normally associated with debt financing, which may materially harm our business, including the following:

  •
  our cash flow may be insufficient to meet required payments of principal and interest on borrowings and this insufficiency may leave us with insufficient cash resources to pay operating expenses,

  •
  we may not be able to refinance debt at maturity, and

  •
  if refinanced, the terms of refinancing may not be as favorable as the original terms of the debt.

        Our credit facility requires us to comply with specified financial covenants, the most restrictive of which relate to fixed charge coverage and leverage. Covenants in some of our construction loans are also tied to our credit facility. We were in compliance with all covenants in our credit facility at December 31, 2003, and are closely monitoring our operating results in 2004 as they relate to compliance with such covenants, in particular fixed charge coverage and leverage. If we are unable to satisfy any of these covenants, we would need to obtain waivers from our lenders. There can be no assurance that any such waivers would be forthcoming. Any violation that is not waived could result in an event of default, allowing the lenders to declare all amounts outstanding to be immediately due and payable, which could have a material adverse effect on our business and financial condition.

Rising interest rates may adversely affect our cash flow and business.

        We have $248.4 million in debt which bears interest at variable rates. Variable rate debt creates higher debt payments if market interest rates increase. We may incur additional debt in the future that also bears interest at variable rates. Higher debt payments as a result of an increase in interest rates could adversely affect our cash flows, cause us to default under some debt obligations or agreements, and materially harm our business.

We face risks associated with our equity investments in and with, or loans to, third parties because of our lack of control over the underlying assets that secure the loans.

        As part of our growth strategy, we may invest in shares of REITs or other entities that invest in real estate assets. In these cases, we will be relying on the assets, investments and management of the REIT or other entity in which we invest. These entities and their properties will be exposed to the risks normally associated with the ownership and operation of real estate. We may partner or joint venture with or make loans to other parties developing real estate and related assets. In these cases, we will not be the only entity making decisions relating to the property, partnership, joint venture or other entity. Risks associated with investments in, or loans to, partnerships, joint ventures or other entities include:

  •
  the possibility that our partners or borrowers might experience serious financial difficulties or fail to fund their share of required investment contributions or pay their obligations under our loans,

  •
  our partners or borrowers might have economic or other business interests or goals which are inconsistent with our business interests or goals, resulting in impasse or decisions which are contrary to our business interests or goals,

  •
  our partners or borrowers may take action contrary to our instructions or requests and adverse to our policies and objectives, including our policy with respect to maintaining our qualification as a REIT,

  •
  the possibility that a third-party lender senior to us could take actions to foreclose upon its lien and jeopardize the repayment of our loan,

  •
  the possibility that a borrower's inability to obtain the entitlements with respect to a development property or other related asset could delay or prevent the repayment of our loan, and

  •
  the possibility that the collateral securing a loan made by us may not have a value equal to the outstanding amount of the loan to which the collateral relates, and that contractual provisions or legal limitations may limit our ability to seek recourse against other assets in order to satisfy any deficiency.

        Any substantial loss or action of this nature could potentially harm our business or jeopardize our ability to qualify as a REIT. In addition, we may in some circumstances be liable for the actions of our third-party partners, co-venturers or borrowers.

We could incur significant costs and expenses related to environmental problems.

        Under various federal, state and local laws and regulations, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating these substances on or under the property. These laws often impose liability without regard to whether the owner or operator of the property was responsible for or even knew of the presence of the hazardous substances. The presence of or failure to properly remediate hazardous or toxic substances may impair our ability to rent, sell or borrow against a property. As an owner and operator of property and as a potential arranger for hazardous substance disposal, we may be liable under these laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses.

The costs of compliance with regulatory requirements, including the Americans with Disabilities Act, could adversely affect our business.

        Our properties will be subject to various federal, state and local regulatory requirements, including the Americans with Disabilities Act of 1990, which requires all public accommodations and commercial facilities to meet federal requirements relating to access and use by persons with disabilities. Compliance with the Americans with Disabilities Act requirements could involve removal of structural barriers from disabled persons' entrances on our properties. Other federal, state and local laws may require modifications to or restrict further renovations of our properties to provide this access. Noncompliance with the Americans with Disabilities Act or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us, or could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. If we incur these costs and expenses, our financial condition and ability to make distributions to our stockholders could be impaired. In addition, we cannot be assured that regulatory requirements will not be changed or that new regulatory requirements will not be imposed that would require significant unanticipated expenditures by us or our tenants. Unexpected expenditures could adversely affect our net income and cash available for distributions to our stockholders.

Terrorism and the uncertainty of war may adversely affect our business.

        Terrorist attacks and other acts of violence or war may affect our operations and profitability, the market in which we operate, and the markets on which our stock trades. The potential near-term and long-term effect these attacks may have on our customers, the market for our services, the market for our stock and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable and could materially harm our business and impair the value of our stock. In addition, the aftermath of the September 11, 2001 attacks has resulted in higher operating costs, including insurance premiums, for some of our properties due to heightened security measures.

The success of our business depends on the services provided by our key personnel, the loss of whom could harm our business.

        The success of our business depends to a large extent on the contributions and performance of our senior management team for strategic business direction and real estate experience. In October 2003, Gary B. Sabin, former Co-Chairman and Chief Executive Officer, Richard B. Muir, former Vice-Chairman and President of our Excel Legacy subsidiary, Graham R. Bullick, Ph.D., former President and Chief Operating Officer, and S. Eric Ottesen, former Senior Vice President, General Counsel and Secretary, resigned from Price Legacy. Jack McGrory, Chairman of Price Legacy, was appointed to the additional positions of President and Chief Executive Officer, and Robert Siordia was appointed Chief Operating Officer. Jeffrey R. Fisher was appointed Chief Financial Officer in January 2004, replacing James Y. Nakagawa. Other than employment agreements with Messrs. Siordia and Fisher, John Visconsi, Senior Vice President of Asset Management, and Susan Wilson, Senior Vice President of Real Estate Development, we do not have employment agreements with or key-man life insurance for any of our senior management. If we lose the services of any members of our senior management, our business and future development could be materially harmed.

A small number of stockholders can exert significant influence over our company, which could make it difficult for us to complete some corporate transactions without their support, which could depress the price of our stock.

        Holders of our common stock and Series A preferred stock generally vote together on all matters submitted to our stockholders for approval. Each share of common stock is entitled to one vote and each share of Series A preferred stock is entitled to one-tenth (1/10) of one vote. Pursuant to its terms, shares of Series 1 preferred stock do not have the right to vote on matters submitted to our stockholders for approval.

        Sol Price, Robert E. Price and parties affiliated with them, including The Price Group LLC, currently beneficially own an aggregate of approximately 15,228,700 shares of common stock, which represent approximately 42.0% of our outstanding common stock and 41.2% of the voting power of our capital stock with respect to matters submitted to our stockholders for approval. In addition, The Price Group holds a warrant to purchase an additional 58,419 shares of common stock. The 520 Group, LLC currently beneficially owns an aggregate of approximately 9,043,297 shares of common stock, which represent approximately 24.9% of our outstanding common stock and 24.5% of the voting power with respect to matters submitted to our stockholders for approval. In addition, The 520 Group holds a warrant to purchase an additional 625,000 shares of common stock. Together, these parties will have significant influence over matters submitted to our stockholders for approval, and will have the ability to influence some corporate transactions, which may delay, discourage, deter or prevent a change of control and may make some transactions more difficult or impossible to complete without their support. The ability of these stockholders to assert this significant influence may depress the price of our stock.

Our charter contains anti-takeover provisions which may limit the ability of a third party to acquire control and may prevent stockholders from receiving a premium for our shares.

        Some of the provisions of our charter and bylaws could delay, discourage, deter or prevent an acquisition of our business at a premium price and could make removal of our management more difficult. These provisions could reduce the opportunities for our stockholders to participate in tender offers, including tender offers that are priced above the then-current market price of our stock. In particular, our charter permits our board of directors to issue shares of preferred stock in one or more series without stockholder approval, which could, depending on the terms of the preferred stock, delay, discourage, deter or prevent a change in control of our company. In addition, provisions of the Maryland General Corporation Law, or MGCL, impose restrictions on mergers and other business combinations between us and any holder of 10% or more of the voting power of our outstanding shares. Although our board of directors has adopted a resolution opting out of these provisions, the board of directors could alter, amend or repeal that resolution, so that these provisions would then again be applicable.

REIT rules limit the amount of cash we will have available for other business purposes, including amounts to fund future growth, and could require us to borrow funds or liquidate investments on a short-term basis in order to comply with the REIT distribution requirement.

        To qualify as a REIT, we must distribute at least 90% of our REIT taxable income to our stockholders (determined without regard to the dividends paid deduction and excluding capital gains), and we are subject to tax to the extent we fail to distribute at least 100% of our REIT taxable income. This distribution requirement will limit our ability to accumulate capital for other business purposes, including amounts to fund future growth. While we expect our cash flow from operations to generally be sufficient in both the short and long term to fund our operations, this distribution requirement could cause us:

  •
  to sell assets in adverse market conditions,

  •
  to distribute amounts that represent a return of capital,

  •
  to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures, development of new projects or repayment of debt, or

  •
  to borrow funds, issue capital stock or sell assets on a short-term basis.

        In addition, from time to time, we may not have sufficient cash or other liquid assets to meet this distribution requirement due to differences in timing between the recognition of taxable income and the actual receipt of cash.

Our charter contains restrictions on the ownership and transfer of our capital stock.

        Due to limitations on the concentration of ownership of stock of a REIT imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter prohibits any stockholder from (1) actually or beneficially owning more than 5% in the aggregate (by number or value, whichever is more restrictive) of our issued and outstanding capital stock and (2) actually or constructively owning more than 9.8% in the aggregate (by number or value, whichever is more restrictive) of our issued and outstanding capital stock, except for stockholders who have received a waiver from these ownership limits from our board. Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in

  •
  fewer than 100 persons owning all of our shares,

  •
  five or fewer persons owning more than 50% of the value of our shares, or

  •
  our company having a related party tenant.

        If a stockholder acquires shares in violation of the charter by way of transfer or otherwise, our charter provides that the shares which cause the owner to violate the ownership limitations will be automatically transferred to a trust for the benefit of a qualified charitable organization. Our charter further provides that, following such transfer, the stockholder will have no right to vote these shares or be entitled to dividends or other distributions with respect to these shares. Within 20 days after receiving notice from us of the transfer of shares to the trust, the trustee of the trust is required under our charter to sell the excess shares, and generally will distribute to such stockholder an amount equal to the lesser of the price paid by the stockholder for the excess shares (except in the case of a gift or similar transfer, in which case, an amount equal to the market price) or the sale proceeds received by the trust for the shares.

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

        We operate in a manner that we believe allows us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

  •
  we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates,

  •
  we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes, and

  •
  unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

        In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our stock.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. For example, one of the REIT requirements, the "five-fifty test," requires that no more than 50% of the value of a REIT's outstanding capital stock may be owned directly or indirectly, applying various constructive ownership rules, by five or fewer individuals at any time during the last half of a REIT's taxable year. Our charter provides for restrictions regarding ownership and transfer of shares that are intended to assist us in continuing to satisfy the five-fifty test. These restrictions, however, may not ensure that we will be able to satisfy, in all cases, the five-fifty test. If we fail to satisfy the five-fifty test, our status as a REIT may terminate. Other REIT requirements restrict the type of assets that a REIT may own and the type of income that a REIT may receive. These restrictions will apply to all of our assets and income. However, these asset and income requirements do not apply to assets we elect to hold in a "taxable REIT subsidiary." We currently hold certain assets and derive income from certain of our businesses and assets which, if held or received by us directly, could jeopardize our status as a REIT. To maintain our status as a REIT, (1) we transferred these assets and businesses to Excel Legacy Holdings, a wholly-owned subsidiary of Excel Legacy, prior to the effective time of the merger in September 2001, and (2) Excel Legacy Holdings elected to be treated as a taxable REIT subsidiary of ours effective at the time of the merger. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

        Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property as a dealer or if our services company enters into agreements with us or our tenants on a basis that is determined to be other than an arm's-length basis.

        While our tax counsel will render an opinion regarding the accuracy of the statements set forth under the caption "Federal Income Tax Considerations," those statements are based upon our representation that we have qualified, and will operate in a manner so as to continue to qualify, to be treated as a REIT for federal income tax purposes. Our tax counsel will not render an opinion regarding our tax status as a REIT in connection with this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

  •
  the effect of economic, credit and capital market conditions in general and on real estate companies in particular, including changes in interest rates,

  •
  our ability to compete effectively,

  •
  developments in the retail industry,

  •
  the financial stability of our tenants, including our reliance on major tenants,

  •
  our ability to successfully complete real estate acquisitions, developments and dispositions,

  •
  the financial performance of our properties, joint ventures and investments,

  •
  government approvals, actions and initiatives, including the need for compliance with environmental requirements, and

  •
  our ability to qualify as a REIT.

        The factors identified above are believed to be some, but not all, of the important factors that could cause actual events and results to be significantly different from those that may be expressed or implied in any forward-looking statements. Any forward-looking statements should also be considered in light of the risk factors detailed in our Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the common stock offered by this prospectus.

SELLING STOCKHOLDERS

        The following table provides the name of the selling stockholders and the number of shares of our common stock offered by the selling stockholders under this prospectus. Because the selling stockholders may sell all or part of their shares of our common stock under this prospectus and since this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of our common stock that the selling stockholders will hold at the end of the offering covered by this prospectus. We issued the shares offered under this prospectus to Lewis P. Geyser, one of the selling stockholders, in connection with the settlement of a dispute between Price Legacy and Mr. Geyser, which is described below. Mr. Geyser subsequently transferred 50,000 of the shares offered under this prospectus to Irell & Manella LLP as payment for legal services.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering
Name			Shares Being Offered
	Number	Percent(1)		Number	Percent(1)
Lewis P. Geyser	110,000	*	110,000	—	*
Irell & Manella LLP	50,000	*	50,000	—	*

*
Less than 1%.

(1)
Based on approximately 36,278,799 shares of our common stock outstanding as of March 16, 2004.

        On November 26, 2003, we entered into an agreement with Lewis P. Geyser to settle a lawsuit commenced by Mr. Geyser in February 2001 concerning Destination Villages, LLC, an entity formed by Mr. Geyser and our wholly owned subsidiary, Excel Legacy Corporation, for the purpose of developing certain eco-tourism resorts, including properties in Bermuda, Hawaii and Yosemite National Park. As a result of the settlement agreement, we waived any rights to develop the eco-tourism resorts and terminated the relationship with Mr. Geyser. In addition, under the settlement agreement, we agreed, among other things, to file a registration statement covering the shares of common stock held by the selling stockholders.

        Neither of the selling stockholders has any position, office or other material relationship with us or any of our affiliates, nor has it had any position, office or other material relationship with us or any of our affiliates within the past three years, except for the relationship with Mr. Geyser relating to Destination Villages described above.

PLAN OF DISTRIBUTION

Resales by the Selling Stockholders

        We are registering the shares on behalf of the selling stockholders. The selling stockholders may offer the shares from time to time, either in increments or in a single transaction. The selling stockholders may also decide not to sell any or all of the shares allowed to be sold under this prospectus. The selling stockholders will each act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

        The term "selling stockholders" includes donees, persons who receive shares from the selling stockholders after the date of this prospectus by gift. The term also includes pledgees, persons who, upon contractual default by the selling stockholders, may seize shares that the selling stockholders pledged to such persons.

Cost and Commissions

        We will pay all costs, expenses and fees in connection with the registration of the shares being offered by this prospectus. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Each selling stockholder may sell his or her shares in one or more types of transactions (which may include block transactions):

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

  •
  in negotiated transactions,

  •
  in the over-the-counter market,

  •
  through the writing of options on shares,

  •
  by pledge to secure debts and other obligations,

  •
  in hedge transactions and in settlement of other transactions,

  •
  in short sales, or

  •
  through any combination of the above methods of sale.

        The shares may be sold at a fixed offering price, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices.

Sales to or Through Broker-Dealers

        The selling stockholders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling stockholders, or as a principal for the broker-dealer's own account. These transactions may include transactions in which the same broker acts as an agent on both sides of the trade. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and re-deliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Distribution Arrangements with Broker-Dealers

        If any selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

  •
  a block trade,

  •
  a special offering,

  •
  an exchange distribution or secondary distribution, or

  •
  a purchase by a broker or dealer,

then we will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

        The supplement will disclose, to the extent required:

  •
  the names of the selling stockholders and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which such shares were sold,

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  any other facts material to the transaction.

Deemed Underwriting Compensation

        The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

        We have agreed to indemnify the selling stockholders against certain liabilities relating to this offering, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus Delivery Requirements

        Because a selling stockholder may be deemed an underwriter, each selling stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

Sales Under Rule 144

        The selling stockholders may also resell all or a portion of the shares offered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling stockholders must meet the criteria and comply with the requirements of Rule 144.

Regulation M

        The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such persons. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered by this prospectus.

Compliance with State Law

        In jurisdictions where the state securities laws require it, the selling stockholders' shares offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.

DESCRIPTION OF CAPITAL STOCK

General

        This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of the MGCL and our charter and bylaws. Our charter authorizes a total of 150,000,000 shares of capital stock, consisting of 106,931,723 shares of common stock, $0.0004 par value per share, 27,849,771 shares of 8 3/4% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value per share, and 15,218,506 shares of 6.82% Series 1 Cumulative Redeemable Preferred Stock, $0.0001 par value per share. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

        Our board of directors may, without stockholder approval, increase or decrease the authorized number of shares of our capital stock or the authorized number of shares of stock of any class or series of our capital stock.

Common Stock

        As of March 16, 2004, approximately 36,278,799 shares of common stock were issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters generally submitted to a vote of stockholders, including the election of directors. Subject to the rights of holders of our capital stock entitled to separately elect directors, the holders of common stock and Series A preferred stock, but not the holders of Series 1 preferred stock, voting together as a single class, are entitled to elect all of our directors. Our charter does not provide for cumulative voting in the election of directors.

        Subject to the preferences of any of our outstanding preferred stock, the holders of our common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors. In the event of the liquidation, dissolution or winding up of Price Legacy, after payment of or adequate provision for all of our known debts and liabilities, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders. The rights of the holders of our common stock are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of stock. The outstanding shares of common stock are fully paid and nonassessable and will not have any preemptive or similar rights.

Preferred Stock

        Series A Preferred Stock.    As of March 16, 2004, approximately 6,491,494 shares of Series A preferred stock were issued and outstanding. The holders of Series A preferred stock are entitled to vote with the holders of common stock on all matters on which the holders of common stock are entitled to vote. In any matter in which the Series A preferred stock is entitled to be voted, each share of Series A preferred stock is entitled to 1/10 of one vote, except that when any other class or series of preferred stock has the right to vote together with the Series A preferred stock as a single class, the Series A preferred stock shall be entitled to one vote per $16.00 of stated liquidation preference and fractional votes will be ignored. The holders of common stock and Series A preferred stock, but not the holders of Series 1 preferred stock, voting together as a single class, are generally entitled to elect all of our directors. However, if and whenever six quarterly distributions payable on the Series A preferred stock shall be in arrears, the size of our board of directors will be automatically increased by two, whereupon the holders of our Series A preferred stock and any stock on a parity with the Series A preferred stock then outstanding and having the right to vote together with the Series A preferred stock on such matters, voting together as a single class, will have the right to elect, and to again elect at subsequent annual meetings, two directors to fill the vacancies on our board of directors thereby created, until such time as all arrears in distributions and the then current distribution on the

Series A preferred stock and any stock on a parity with the Series A preferred stock shall have been paid.

        The holders of our Series A preferred stock are entitled to receive (when and if authorized and declared by our board out of assets legally available for that purpose) quarterly cumulative distributions payable in cash in an amount per share equal to $1.40 per annum. Shares of Series A preferred stock may be redeemed by us at any time, in whole or in part, at a price per share of $16.00, together with any accrued but unpaid dividends. In the event of the liquidation, dissolution or winding up of Price Legacy, after payment of or adequate provision for all of our known debts and liabilities, the holders of our Series A preferred stock are entitled to receive $16.00 per share of Series A preferred stock, together with any accrued but unpaid dividends, before any payment or distribution is made on any junior shares. In the event of the liquidation, dissolution or winding-up of Price Legacy, the Series 1 preferred stock will rank on a parity with the Series A preferred stock.

        Series 1 Preferred Stock.    As of March 16, 2004, approximately 2,942,463 shares of Series 1 preferred were issued and outstanding. The holders of Series 1 preferred stock are not entitled to vote, including with respect to the election of directors to our board. The holders of our Series 1 preferred stock are entitled to receive (when and if authorized and declared by our board out of assets legally available for that purpose) quarterly cumulative distributions payable in cash in an amount per share equal to $1.16 per annum. Shares of Series 1 preferred stock may be redeemed by us in whole, but not in part, following a change in control or at any time after one year from the date of issuance in whole or, from time to time, in part at a price per share of $17.00, together with any accrued but unpaid dividends. In the event of the liquidation, dissolution or winding up of Price Legacy, after payment of or adequate provision for all of our known debts and liabilities, the holders of our Series 1 preferred stock are entitled to receive $17.00 per share of Series 1 preferred stock, together with any accrued but unpaid dividends, before any payment or distribution is made on any junior shares. In the event of the liquidation, dissolution or winding-up of Price Legacy, the Series 1 preferred stock will rank on a parity with the Series A preferred stock.

        General.    Under our charter, our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. In addition, our board of directors has the ability under our charter and the MGCL to increase the number of shares of our authorized capital stock of any class or series from time to time, without stockholder approval. Our charter also authorizes our board to classify or reclassify any unissued shares of our stock of any class or series. Prior to the issuance of shares of each class or series, our board is required by the MGCL and our charter to set (subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock) the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for the holders of the shares or that holders might believe to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock, the Series A preferred stock and the Series 1 preferred stock is Mellon Investor Services LLC.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK

        Our charter contains restrictions on the ownership and transfer of our stock, which are intended to assist us in complying with the requirements of the Code for qualification as a REIT. For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. Also, shares of our capital stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

        As permitted by the MGCL, for purposes of maintaining our REIT status under the Code, our charter provides that, subject to some exceptions, no person may:

  •
  actually or beneficially own, or be deemed to own, more than 5% in the aggregate (by number or value, whichever is more restrictive) of our outstanding capital stock, or

  •
  actually or constructively own, or be deemed to own, more than 9.8% in the aggregate (by number or value, whichever is more restrictive) of our outstanding capital stock.

        Because we have different classes of stock, mere fluctuations in the value of our stock could cause a stockholder's ownership of our stock to increase to a percentage that is in violation of either of the above ownership limits. As a result, a stockholder whose ownership of our stock approaches either of the above ownership limits should carefully monitor fluctuations in stock value.

        Our charter provides that our board may, in its sole discretion, exempt a person or persons from the above ownership limits, provided that the procedures set forth in our charter are complied with and our board determines that the exemption will not cause us to fail to qualify as a REIT. The person seeking an exemption may be required to represent to the satisfaction of our board that it will not violate such restrictions and agree that any violation or attempted violation of any of the restrictions in our charter will result in the automatic transfer to a trust of the shares of stock causing the violation. In addition, as a condition to an exemption, our board may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our board in its sole discretion, in order to determine or ensure our status as a REIT.

        Our board has waived the above ownership limits with respect to The Price Group and affiliated entities and The 520 Group and its affiliates. We conditioned these waivers upon the receipt of undertakings and representations from each of these persons which we believed were reasonably necessary for us to conclude that the waivers would not cause us to fail to qualify as a REIT.

        Our charter further prohibits, without exception:

  •
  any person from actually, beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and

  •
  any person from transferring shares of our stock if such transfer would result in all classes and series of our stock being beneficially owned by fewer than 100 persons.

        Our charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

        The foregoing restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to our charter, which requires the affirmative vote of a majority of the votes entitled to be cast on the amendment.

        If any transfer of shares of our stock occurs which, if effective, would result in any person actually, beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, such person a "prohibited owner," then our charter provides that:

  •
  the number of shares of our stock the actual, beneficial or constructive ownership of which otherwise would cause the prohibited owner to violate the ownership limitations (rounded to the nearest whole share) be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will not acquire any rights in such shares,

  •
  the automatic transfer is deemed to be effective as of the close of business on the business day prior to the date of the violative transfer, and the shares of our stock held in the trust are issued and outstanding shares of our stock,

  •
  the prohibited owner has no economic benefit from ownership of any shares of our stock held in the trust, has no rights to distributions and has no rights to vote or rights otherwise attributable to the shares of our stock held in the trust,

  •
  the trustee of the trust is to have all voting rights and rights to dividends or other distributions with respect to shares of our stock held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary,

  •
  any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trustee must be paid by the recipient of the dividend or distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid is required by the terms of our charter to be paid when due to the trustee (any dividend or distribution so paid to the trustee is required by the terms of our charter to be held in trust for the charitable beneficiary), and

  •
  the prohibited owner has no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that the shares of our stock have been transferred to the trust, the trustee will have the authority (at the trustee's sole discretion) (1) to rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary; provided, however, that if we have already taken irreversible corporate action, then our charter provides that the trustee will not have the authority to rescind and recast such vote.

        Our charter provides that, within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon the sale of the shares of our stock, the interest of the charitable beneficiary in the shares sold terminates and the trustee is to distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  the prohibited owner receives the lesser of (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, determined in accordance with our charter, of such shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust, and

  •
  any net sale proceeds in excess of the amount payable to the prohibited owner are to be paid immediately to the charitable beneficiary.

        If, prior to our discovery that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then (1) such shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, the excess will be paid to the trustee upon demand. If, for any reason, the transfer of the shares of our stock to the trust is not automatically effective, to prevent violation of the applicable ownership limit or any other limit provided in our charter or imposed by our board, then our charter provides that the transfer of such shares will be null and void.

        In addition, shares of our stock held in the trust are deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee is to distribute the net proceeds of the sale to the prohibited owner.

        If any attempted transfer of shares would cause us to be beneficially owned by fewer than 100 persons, our charter provides that the transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

        Our charter requires that all certificates representing shares of our common stock and our preferred stock bear a legend referring to the restrictions described above.

        The terms of our charter also require that every owner of our stock, or person holding on behalf of such owner, provide to us, upon demand, a completed questionnaire containing the information regarding the ownership of their shares, as set forth in the Code or the Treasury Regulations, and such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control of Price Legacy that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

        The following is a summary of certain provisions of Maryland law and our charter and bylaws. Because it is a summary, it may not contain all of the information that is important to you. For a complete description, you are referred to Maryland law, and to our charter and bylaws, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Board of Directors

        Under the MGCL, the number of directors is provided by the charter until changed pursuant to the bylaws. Our charter currently provides that the number of directors shall be four, but that number has been increased to six in accordance with our bylaws. That number may be further increased or decreased in accordance with our bylaws from time to time, provided that the total number of directors may not be less than the minimum number permitted by the MGCL. Our charter provides that our directors are elected for a term of office expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified. However, notwithstanding any provision in our charter or bylaws to the contrary, the board of directors of a Maryland corporation which has a class of securities registered under the Exchange Act and has at least three independent directors, which Price Legacy does, may elect, without stockholder approval, to classify the board of directors into three classes each having a term of office expiring at the first, second and third succeeding annual meetings, respectively, and until their successors are duly elected and qualify. If our board was to exercise this right, it could have the effect of delaying, discouraging, deterring or preventing a change in control of our company.

Removal of Directors

        As permitted by the MGCL, our charter provides that, subject to the rights of one or more classes or series of preferred stock to remove one or more directors, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast generally or by class in the election of those directors. Notwithstanding anything in our charter or bylaws to the contrary, the board of directors of a Maryland corporation which has a class of securities registered under the Exchange Act and has at least three independent directors, which Price Legacy does, may elect to provide that any director or the entire board of directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast generally in the election of directors.

Vacancies on the Board of Directors

        Subject to the rights of holders of any capital stock separately entitled to elect directors, any vacancy on our board of directors shall be filled by the affirmative vote of the majority of the remaining directors, even though less than a quorum, for the term of office until the next annual meeting of stockholders and until the director's successor shall be duly elected and qualified; provided, however, that if any such vacancy results from the removal of a director, it may be filled by the stockholders, or by the directors as aforesaid, subject, however, to the approval of the stockholders at the next annual meeting or at a special meeting called for that purpose.

        Notwithstanding anything in our charter or bylaws to the contrary, the board of directors of a Maryland corporation which has a class of securities registered under the Exchange Act and has at least three independent directors, which Price Legacy does, may elect to provide that any vacancy may be filled only by the affirmative vote of the remaining directors in office, even if the remaining directors constitute less than a quorum.

Limitation of Liability and Indemnification of Directors and Officers

        Unless a Maryland corporation's charter provides otherwise, which our charter does not, the MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to advance reasonable expenses to a director or officer. We may indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

  •
  the director or officer actually received an improper personal benefit in money, property or services, or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders. Our charter obligates us to indemnify our directors and officers, whether serving Price Legacy or at our request any other entity, to the full extent required or permitted by the MGCL, and allows for the advancement of expenses under the procedures and to the full extent permitted by law. Our charter also allows for the indemnification of our employees and agents to such extent as authorized by our board of directors or bylaws, and as may be permitted by law. Our bylaws specify the procedures for indemnification and advancement of expenses.

        The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not eliminate liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which eliminates the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

Stockholder Voting Rights Generally

        Under the MGCL, unless the charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of common stock is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Unless the MGCL or charter specify a different voting requirement, a majority of all the votes cast at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders. Additionally, unless the MGCL or charter provide otherwise, if two or more classes of stock are entitled to vote separately on any matter for which the MGCL requires approval by two-thirds of all the votes entitled to be cast, the matter must be approved by two-thirds of all the votes of each class. As permitted by the MGCL, our charter provides that any action which would under the MGCL otherwise require a greater proportion is valid and effective if authorized by the affirmative vote of a majority of the votes entitled to be cast on the matter.

        So long as any shares of our Series A preferred stock are outstanding, we will not, without the affirmative vote or consent of at least two-thirds of the outstanding Series A preferred stock,

  •
  authorize or create, or increase the authorized or issued amount of, any class or series of shares of our capital stock ranking senior to our Series A preferred stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up or reclassify any authorized shares of our capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or

  •
  amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series A preferred stock or of the holders of our Series A preferred stock.

Charter Amendments

        Under the MGCL, in order to amend the charter of a Maryland corporation, the board of directors must adopt a resolution setting forth and declaring advisable the proposed amendment and,

except in limited circumstances, direct that the proposed amendment be submitted to stockholders for their consideration either at an annual or special meeting of stockholders. Any proposed amendment requiring stockholder approval must then be approved by the affirmative vote of two-thirds of all the stockholder votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. Our charter provides that any action requiring stockholder approval, which would include an amendment to our charter, shall be valid and effective if approved by the affirmative vote of a majority of all the stockholder votes entitled to be cast on the matter, rather than two-thirds as otherwise provided for under the MGCL. Among the matters for which stockholder approval is not required is any charter amendment to increase the number of authorized shares of our capital stock.

Stockholder Action by Written Consent

        Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a unanimous written consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter, and filed in paper or electronic form with the records of stockholders meetings.

        In addition, the holders of any capital stock of a Maryland corporation other than common stock entitled to vote generally in the election of directors, may take action or consent to any action by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take action at a stockholders meeting if the corporation gives notice of the action to each stockholder not later than ten days after the effective time of the action, unless the terms of the charter requires otherwise, which our charter does not.

Special Stockholder Meetings

        Our bylaws provide that special meetings of stockholders may be called by the chairman of the board, the president, a majority of the board of directors by vote at a meeting or in writing, or the secretary at the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.

Advance Notice of Director Nominations and of New Business Proposals

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board and the proposal of business to be considered by stockholders may be made only:

  •
  pursuant to our notice of meeting,

  •
  by or at the direction of our board of directors, or

  •
  by a stockholder who was a stockholder of record both at the time of giving notice provided for in our bylaws and at the time of the annual meeting, and who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        The advance notice provisions contained in our bylaws generally require that stockholders deliver nominations and new business proposals to our secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders.

Merger, Consolidation, Share Exchange and Transfer of All or Substantially All Assets

        The MGCL generally provides that mergers, consolidations, share exchanges or transfers of assets must first be advised by a majority of the board of directors and thereafter approved by the affirmative vote of two-thirds of all the stockholder votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. However, some mergers may be accomplished without a vote of stockholders. For example, no stockholder vote is required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90% of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the terms of any outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its board of directors and by any other action required by its charter. Our charter requires that any merger, consolidation, share exchange or transfer of assets requiring stockholder approval be approved by the affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast on the matter.

Change in Control

        Under the MGCL, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder generally includes:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's shares entitled to vote generally in the election of directors, or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes, unless, among other conditions, the holders of common stock receive a minimum price, as described in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for our common stock. None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

        Also under the MGCL, "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third,

  •
  one-third or more but less than a majority, or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

        Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to the conditions and limitations in the statute, the corporation may redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

        As permitted by the MGCL, our board has adopted a resolution providing that the "business combination" provisions of Maryland law shall not apply to any "business combination" with Price Legacy. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance, however, that our board will not rescind the resolution or amend our bylaws in the future to provide that the "business combination" and "control share acquisition" provisions of the MGCL apply to us, except that our board has irrevocably exempted Excel Legacy from the operation and effect of the business combination provisions of the MGCL.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the United States material federal income tax considerations related to our company and the ownership of our common stock. This summary is based on current law, is for general information only and is not tax advice.

        The information in this section is based on:

  •
  the Code,

  •
  current, temporary and proposed Treasury regulations promulgated under the Code,

  •
  the legislative history of the Code,

  •
  current administrative interpretations and practices of the Internal Revenue Service, and

  •
  court decisions,

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. Except as described below, we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.

        You are urged to consult your tax advisors regarding the specific tax consequences to you of:

  •
  our election to be taxed as a REIT, and

  •
  the ownership and sale or other disposition of our capital stock, including the federal, state, local, foreign and other tax consequences of such receipt, ownership and sale or other disposition.

Taxation of Our Company

        General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our short taxable year ending December 31, 1997. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our short taxable year ending December 31, 1997, and we intend to continue to be organized and operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or have operated in a manner so as to qualify, or that we will remain qualified, as a REIT. See "—Failure to Qualify." The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See

"—Failure to Qualify." While our tax counsel will render an opinion regarding the accuracy of the statements set forth under this discussion of Federal Income Tax Considerations, these statements are based upon our representation that we have qualified, and will operate in a manner so as to continue to qualify, to be treated as a REIT for federal income tax purposes. Our tax counsel will not render an opinion regarding our tax status as a REIT in connection with this prospectus.

        Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a C corporation. A C corporation generally is a corporation required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

        First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

        Second, we may be required to pay the "alternative minimum tax" on our items of tax preference under some circumstances.

        Third, if we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

        Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

        Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

        Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

        Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that we or the applicable C corporation, depending on the time of the acquisition, will make or refrain from making an election under Treasury regulation Section 1.337(d)-7T. We elected to have such treatment apply with respect to the assets we acquired from Excel Legacy in the merger in September 2001.

        Eighth, we will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our "taxable REIT subsidiaries" to any of our tenants. See "—Ownership of Interests in Taxable REIT Subsidiaries." Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. See "—Penalty Tax" below for a description of these items.

        Requirements for Qualification as a Real Estate Investment Trust.    The Code defines a "REIT" as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors,

  (2)
  that issues transferable shares or transferable certificates to evidence its beneficial ownership,

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code,

  (4)
  that is not a financial institution or an insurance company within the meaning of certain provisions of the Code,

  (5)
  that is beneficially owned by 100 or more persons,

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year, and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds. We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have a calendar taxable year.

        Ownership Limitations.    As set forth in conditions (5) and (6) above, to qualify as a REIT, (1) our outstanding shares of capital stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement") and (2) no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "five-fifty test"). We have taken, and intend to continue to take, all necessary measures within our control to ensure that the beneficial ownership of our stock will at all times be held by 100 or more persons. In addition, our charter contains certain restrictions on the ownership and transfer of our stock which are designed to help ensure that we will be able to satisfy the five-fifty test. These restrictions (the "ownership limits") provide that, subject to some exceptions, no person may beneficially own, or be deemed to own, more than 5% (by number or value, whichever is more restrictive) of our outstanding capital stock.

        Our charter provides that our board may exempt a person or persons from the ownership limits if the procedures set forth in the charter are complied with and the board has determined that the exemption will not cause us to fail to qualify as a REIT. Our board has waived the above ownership limits (1) with respect to the Price family and affiliated entities, and (2) for The 520 Group.

        There can be no assurance that the ownership limits in our charter will, in all cases, prevent a violation of the five-fifty test. For example, by reason of the grant of these exemptions and the Price family's substantial ownership of our stock, it is possible that one or more persons beneficially owned less than 5% of our outstanding stock and that such beneficial ownership caused us to fail to satisfy the five-fifty test. To assist us in preserving our REIT status in such a situation, our charter provides, without exception, that no person may actually, beneficially or constructively own shares of our stock that would result in us violating the five-fifty test or otherwise cause us to fail to qualify as a REIT. In addition, our charter provides that if any transfer of shares of our stock occurs which, if effective, would result in any person actually, beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then the number of shares of our stock which otherwise would cause the person to violate the above transfer or ownership limitations would be subject to a number of remedies designed to prevent us from violating the five-fifty test or otherwise failing to qualify as a REIT. However, there can be no assurance that such remedies would allow us to satisfy the five-fifty test. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled "—Failure to Qualify."

        Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.    In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its proportionate share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of the partnerships and limited liability companies in which we own an interest, are treated as our assets and items of income for purposes of applying the REIT qualification requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in "—Tax Aspects of the Partnership and the Limited Liability Companies."

        We have direct control of some partnerships and limited liability companies and will continue to operate each of them consistent with the requirements for qualification as a REIT. However, we are a limited partner or non-managing member in certain of our partnerships and limited liability companies. If a partnership or limited liability company takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, we would fail to qualify as a REIT unless entitled to relief, as described below.

        We own 100% of the stock of a number of subsidiary corporations that are qualified REIT subsidiaries, each a QRS, and may acquire stock of one or more new subsidiary corporations. A corporation will qualify as a QRS if we own 100% of its stock and it is not a "taxable REIT subsidiary" (as described below). A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS are treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references under "Federal Income Tax Considerations" to our income and assets should be understood to include the income and assets of any QRS we own. Income of a QRS is not subject to federal income tax, and our ownership of the voting stock of a QRS does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below under "—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities, other than certain "straight debt" securities, possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is required to pay federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. We hold an indirect interest in Excel Legacy Holdings, Inc., a wholly-owned subsidiary of Excel Legacy that has elected, together with us, to be treated as a taxable REIT subsidiary of ours effective September 18, 2001 (the effective time of the merger). See "—Asset Tests." In addition, Excel Legacy Holdings, Inc. owns securities in a number of other corporations which satisfy the 35% ownership requirement set forth above, and, accordingly, are treated as our taxable REIT subsidiaries. Although we do not currently hold an interest in any other taxable REIT subsidiary, we may acquire securities in one or more additional taxable REIT subsidiaries in the future.

        Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property" and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term

    "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales,

  •
  we, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met,

  •
  rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as "rents from real property", and

  •
  we generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary's provision of noncustomary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

        We generally have not and expect not to take actions we believe will cause us to fail to satisfy the rental conditions described above. Notwithstanding the foregoing, we may intentionally fail to satisfy these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT.

        Income derived from development, property management, administrative and miscellaneous services generally does not qualify under either the 75% or the 95% gross income test. Our taxable REIT subsidiaries may provide certain services in exchange for a fee or derive other income that would not qualify under the REIT gross income tests. Such fees and other income do not accrue directly to us, but we would derive dividend income from the taxable REIT subsidiaries. Such dividend income would qualify under the 95%, but not the 75%, REIT gross income test. In addition, one or more of the partnerships or limited liability companies in which we own an interest may provide certain development, property management or administrative services to third parties or our affiliates in exchange for a fee. The fees derived by these partnerships and limited liability companies as a result of the provision of such services generally will be nonqualifying income to us under both the 95% and 75% gross income tests. The amount of such dividend and fee income will depend on a number of factors that cannot be determined with certainty, including the level of services provided by the taxable REIT subsidiaries, the partnerships and the limited liability companies. We will monitor the amount of the dividend income from the taxable REIT subsidiaries and the fee income described above, and will take actions intended to keep this income (and any other nonqualifying income) within the limitations of the REIT income tests. However, there can be no assurance that such actions will in all cases prevent us from violating a REIT income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect,

  •
  we attach a schedule of the sources of our income to our federal income tax return, and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of Our Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income.

        Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. However, the IRS may successfully contend that one or more of these sales is subject to the 100% penalty tax.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

  •
  amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property,

  •
  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception,

  •
  the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable,

  •
  rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated, and

  •
  the taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost of furnishing the service.

        Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for certain investments in REITs, QRS and taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain "straight debt" securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. We indirectly own 100% of the outstanding stock of Excel Legacy Holdings, Inc. Excel Legacy Holdings, Inc. elected, together with us, to be treated as a taxable REIT subsidiary of ours effective at the time of the merger in September 2001. So long as Excel Legacy Holdings, Inc. qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of securities in Excel Legacy Holdings, Inc. We or Excel Legacy Holdings, Inc. may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded and will not exceed, 20% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a QRS or a taxable REIT subsidiary, we believe that (1) the value of the securities of any such issuer has not exceeded 5% of the total value of our assets and (2) our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value. The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through our partnerships or limited liability companies, acquire securities in the applicable issuer, but also on the last day of any calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in a partnership or limited liability company which owns such securities. For example, our indirect ownership of securities of an issuer will increase as a result of our capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including as a result of an increase in our interest in a partnership or limited liability company, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer (including in one or more of the taxable REIT subsidiaries). If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% (95% for taxable years beginning before January 1, 2001) of our "REIT taxable income," and

  •
  90% (95% for taxable years beginning before January 1, 2001) of our after tax net income, if any, from foreclosure property, minus

  •
  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income."

        Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates, as applicable. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements. Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of the January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

        Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        Like-Kind Exchanges.    We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

        Earnings and Profits Distribution Requirement.    In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a C corporation taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation). In connection with the merger with Excel Legacy in September 2001, we succeeded to various tax attributes of Excel Legacy (if, as expected, the merger qualified as a tax-free reorganization under the Code), including any undistributed C corporation earnings and profits of Excel Legacy. We believe that Excel Legacy did not have any undistributed C corporation earnings and profits at the time of the merger. However, the IRS may contend otherwise on a subsequent audit of our company or Excel Legacy. If Excel Legacy did have undistributed C corporation earnings and profits at the time of the merger, then we would have acquired undistributed C corporation earnings and profits that, if not distributed by us prior to the end of our 2001 taxable year, would require us to pay a "deficiency dividend" to our stockholders, and interest to the IRS, to distribute any remaining earnings and profits. If we were required to make this deficiency dividend, our failure to do so would prevent us from qualifying as a REIT. See "—Failure to Qualify."

Failure To Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief. Our failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the securities offered by this prospectus.

Tax Aspects of Partnerships and Limited Liability Companies

        General.    We hold some of our investments indirectly through partnerships and limited liability companies which are treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are "pass-through" entities which are not subject to federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the entity. We will include in our income our proportionate share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the partnerships and limited liability companies. See "—Taxation of Our Company—Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries."

        Entity Classification.    Our interests in the partnerships and limited liability companies involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of a partnership or a limited liability company as a partnership (or disregarded entity), as opposed to an association taxable as a corporation, for federal income tax purposes. If a partnership or a limited liability company were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests. See "—Taxation of Our Company—Asset Tests" and "—Taxation of Our Company—Income Tests." This, in turn, would prevent us from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the partnership's or limited liability company's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Treasury regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members, an "eligible entity," may elect to be taxed as a partnership (or disregarded entity if it has only one member) for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership (or disregarded entity) for federal income tax purposes unless it elects otherwise. Each of our partnerships and limited liability companies intends to claim classification as a partnership (or disregarded entity) under the current regulations, and, as a result, we believe that such partnerships and limited liability companies will be classified as partnerships (or disregarded entities) for federal income tax purposes.

Tax Liabilities and Attributes Inherited from Excel Legacy Corporation

        If we had not made an election under applicable temporary Treasury Regulations, Excel Legacy would have recognized taxable gain as a result of the merger in September 2001, even though the merger otherwise qualified as a tax-free reorganization under the Code. As a result of the merger, we assumed the liability for any tax due with respect to this gain. We made an election under the applicable Temporary Treasury Regulations with respect to the assets we acquired from Excel Legacy in the merger to prevent the recognition of this gain. Even having made this election, if we dispose of any of the assets acquired from Excel Legacy during the ten-year period following the merger, any resulting gain, to the extent of the built-in gain at the time of the merger, would be subject to tax at the highest corporate tax rate under the built-in gain rules. See "—Taxation of Price Legacy—General."

        Assuming the merger is treated as a reorganization under Section 368(a) of the Code, Excel Legacy's tax basis in the assets transferred in the merger carried over to become our basis in such assets. Because many of the properties held by Excel Legacy have fair market values in excess of their tax bases, this lower tax basis causes us to have lower depreciation deductions and higher gain on sale with respect to these properties than would have been the case if these properties had been acquired in a taxable transaction.

Federal Income Tax Considerations for Holders of Our Common Stock

        The following summary describes the principal United States federal income tax consequences to U.S. stockholders (as defined below) of receving, owning and disposing of our common stock. This summary deals only with common stock held as a "capital asset" (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

  •
  financial institutions, banks and thrifts,

  •
  insurance companies,

  •
  tax-exempt organizations,

  •
  "S" corporations,

  •
  regulated investment companies and real estate investment trusts,

  •
  foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

  •
  dealers in securities or currencies,

  •
  persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

  •
  United States persons whose functional currency is not the United States dollar.

        If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

        You should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the receipt, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction. When we use the term "U.S. stockholder," we mean a holder of shares of our common stock who, for United States federal income tax purposes:

  (i)
  is a citizen or resident of the United States,

  (ii)
  is a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise,

  (iii)
  is an estate the income of which is subject to United States federal income taxation regardless of its source, or

  (iv)
  is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

        If you hold shares of our common stock and are not a U.S. stockholder, you are a "non-U.S. stockholder."

Taxation of Taxable U.S. Stockholders

        Distributions Generally.    As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as "qualified dividend income." See "—New Legislation." For purposes of determining whether distributions to holders of capital stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock for tax purposes by the amount of the excess distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in his shares will be taxable as capital gains, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend in January of the following calendar year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

        Capital Gain Distributions.    Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described in "—New Legislation" below, these gains may be taxable to non-corporate U.S. stockholders at a 15%, 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

        If we properly designate any portion of a dividend as a capital gain dividend, then we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of each class of our stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of each class of our stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

        Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

  •
  include its pro rata share of our undistributed long-term capital gains in computing its net capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable,

  •
  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's net capital gains,

  •
  receive a credit or refund for the amount of tax deemed paid by it,

  •
  increase the adjusted basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it, and

  •
  in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained net capital gains in accordance with Treasury regulations to be prescribed by the IRS.

        Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon a U.S. stockholder's particular situation.

        Dispositions of Our Common Stock.    If a U.S. stockholder sells or disposes of shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property receives on the sale or other disposition and the holder's adjusted basis in the shares for tax purposes. Except as provided below, such gain or loss will be long-term capital gain or loss if the holder has held the common stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of common stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

        Taxation of Tax-Exempt Stockholders    Except as described below, our dividend income and gain arising upon the sale of our shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

Backup Withholding

        We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a United States stockholder may be subject to backup withholding with respect to dividends paid by us unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "—Taxation of Non-U.S. Stockholders."

Taxation of Non-U.S. Stockholders

        The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our common stock by persons that are non-U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their tax advisors concerning the United States federal income tax consequences to them of an acquisition of shares of our common stock, including the United States federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder's state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

New Legislation

        The maximum tax rate of non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although certain amounts in 2003 may continue to be taxed at a 20% rate and, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) "qualified dividend income" has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT's dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as "capital gain dividends." Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends as more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Proposed Legislation

        Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

  •
  As discussed above under "—Taxation of Our Company—Asset Tests," we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

  •
  The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

  •
  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under "—Taxation of Our Company—Income Tests" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

  •
  The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

  •
  As discussed above under "—Taxation of Our Company—Penalty Tax," amounts received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for Price Legacy by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of the United States federal income tax considerations contained in this prospectus is based upon the opinion of Latham & Watkins LLP.

EXPERTS

        The financial statements and schedules of Price Legacy for the years ended December 31, 2002 and December 31, 2003 and for each of the three years in the period ended December 31, 2003 incorporated in this prospectus by reference to Price Legacy's Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC's web site at www.sec.gov.

        We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supercedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supercede this information.

        We incorporate by reference the following documents we have filed, or may file, with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003,

  •
  our Current Report on Form 8-K filed with the SEC on February 9, 2004,

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 12, 2004, including any subsequent amendment or report filed for the purpose of amending such description, and

  •
  all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

        You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300
San Diego, California 92128
(858) 675-9400

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the table below. Price Legacy will pay all expenses identified below.

SEC Registration Fee	$326
Printing and Mailing Costs	$2,000	*
Legal Fees and Expenses	$10,000	*
Accounting Fees and Expenses	$10,000	*
Miscellaneous	$2,674	*

Total	$25,000	*

*
Estimated

Item 15. Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Price Legacy's charter contains such a provision which eliminates directors' and officers' liability to Price Legacy or its stockholders for money damages to the maximum extent permitted by Maryland law.

        Maryland law requires a corporation (unless its charter provides otherwise, which Price Legacy's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding upon the corporation's receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        Price Legacy's charter and bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of Price Legacy and at the request of Price Legacy, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of Price Legacy, and permits Price Legacy under the procedures and to the full extent permitted by law to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Price Legacy's charter and bylaws also permit Price Legacy to indemnify and advance expenses to any employee or agent of Price Legacy to such extent as authorized by Price Legacy's board of directors or bylaws, and as may be permitted by law.

Item 16. Exhibits

        A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Price Legacy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 17, 2004.

PRICE LEGACY CORPORATION

By:	/s/ JACK MCGRORY Jack McGrory Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JACK MCGRORY Jack McGrory	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 17, 2004
/s/ JEFFREY R. FISHER* Jeffrey R. Fisher	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2004
/s/ JAMES F. CAHILL* James F. Cahill	Director	March 17, 2004
/s/ MURRAY GALINSON* Murray Galinson	Director	March 17, 2004
/s/ KEENE WOLCOTT* Keene Wolcott	Director	March 17, 2004
Robert N. Goodman	Director	, 2004

Charles L. Goldberg		Director	, 2004
*By:	/s/ JACK MCGRORY Jack McGrory Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1(1)	Articles of Amendment and Restatement of the Registrant.
3.2(2)	Bylaws of the Registrant.
4.1(1)	Form of Common Stock Certificate.
5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
8.1**	Opinion of Latham & Watkins LLP regarding tax matters.
23.1*	Consent of Ballard Spahr Andrews & Ingersoll, LLP. Reference is made to Exhibit 5.1.
23.2**	Consent of Latham & Watkins LLP. Reference is made to Exhibit 8.1.
23.3**	Consent of PricewaterhouseCoopers LLP.
24.1*	Powers of Attorney (contained on the signature page of this registration statement).

*
Previously filed.

**
Filed herewith.

(1)
Incorporated by reference to Price Legacy's Registration Statement on Form 8-A filed with the SEC on March 12, 2004.

(2)
Incorporated by reference to Price Legacy's Annual Report on Form 10-K filed with the SEC on March 27, 1998.

QuickLinks

TABLE OF CONTENTS
PRICE LEGACY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK
DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX